Exhibit 10.58

UNCOMMITTED REVOLVING CREDIT FACILITY AGREEMENT

THIS UNCOMMITTED REVOLVING CREDIT FACILITY AGREEMENT (this “Agreement”) dated as of 28th Nov, 2005 is made by and between Spansion Japan Limited (the “Borrower”) and the Bank of Tokyo-Mitsubishi (the “Lender”).

RECITALS

A. The Borrower has requested the Lender to make revolving loans to the Borrower in the aggregate principal amount of up to ¥3,000,000,000 at any time outstanding.

B. The Lender is willing to make such loans to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

ACCORDINGLY, the parties hereto hereby agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1 Definitions. Except as otherwise expressly provided herein, the following terms shall have the meanings set forth below:

“Applicable Interest Rate” means the interest rate equal to the Base Rate plus the Spread.

“Available Amount” means ¥3,000,000,000 (three billion Japanese Yen).

“Base Loan Term” means the period to be set forth in the Drawdown Application as the benchmark for setting the Base Rate.

“Base Rate” means the interest rate for the relevant Base Loan Term according to the Japanese Yen TIBOR (page 17,097 of the Telerate) at 11:00 A.M. or at the nearest possible time after 11:00 A.M. of the second Business Day prior to the Desired Drawdown Date; provided, however, that in cases where the Base Loan Term is not less than one month, and such interest rate is not published for some reason, this rate shall be the interest rate (indicated as an annual rate) that is reasonably decided upon by the Lender as the offered rate applicable for a drawdown in Yen for the relevant Base Loan Term in the Tokyo Interbank Market as of 11:00 A.M. of the second Business Day prior to the Desired Drawdown Date or the nearest time prior thereto. Further, if such Base Loan Term is less than one month, this rate shall be the interest rate reasonably decided upon by the Lender.

“Borrower Account” means the bank account opened and notified by the Borrower to the Lender in writing.

“Break Funding Cost” means, in cases where the principal is repaid or set off before the Due Date of the Individual Loan, and where the Reinvestment Rate falls below the Applicable Interest Rate for such Individual Loan, the amount calculated as the principal amount with respect to which such repayment or set-off was made, multiplied by (i) the difference between the Reinvestment Rate and the Base Rate, such difference then divided by 365, and (ii) the actual number of days of the Remaining Period. “Remaining Period” means the period commencing on the day the repayment or set-off was made and ending on the Due Date, and the “Reinvestment Rate” means the interest rate reasonably determined by the Lender as the interest rate to be applied on the assumption that the prepaid or off-set principal amount will be reinvested in the Tokyo Interbank Market during the Remaining Period. The calculation method for such Break Funding Cost shall be on a per diem basis, inclusive of first day and exclusive of last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one Yen shall be rounded down.

“Business Day” means any day other than those that are bank holidays in Japan.

“Desired Drawdown Date” means the Business Day (excluding the Expiration Date) during the Term that the Borrower designates in the Drawdown Application as the date on which the Borrower desires to drawdown an Individual Loan.

“Drawdown Application” means an application in the form designated by the Lender that the Borrower shall submit to the Lender in accordance with Section 5.1 when the Borrower desires to make a drawdown pursuant to this Agreement.

“Drawdown Date” means the date of the drawdown of an Individual Loan.

“Due Date” means (i) with respect to the principal and interest in relation to the Individual Loans, the Due Date as determined in accordance with Section 5.3; and (ii) with respect to other amounts, the date set forth as the date on which payments shall be made in accordance with this Agreement

“Due Time” means, if any Due Dates are provided for herein, 2:00 P.M. of such Due Date.

“Effective Date” means the date that all of the conditions under Section 4 are fulfilled.

“Expiration Date” means earlier of: (i) the first anniversary of the date first above written or (ii) the date of termination of this Agreement pursuant to Section 21; provided, in each case, if any such date is not a Business Day, then the Expiration Date shall be the preceding Business Day; provided, further, in each case, the Expiration Date may be extended pursuant to Section 21.3.

“Increased Costs” means the increased portion (the amount reasonably calculated by the Lender) of lending expenses, in cases where the Lender’s lending expenses under this Agreement are substantially increased (excluding any increase caused by a change in tax rates on the taxable income of the Lender) due to (i) any enactment or amendment of Laws and Ordinances, or any change in the interpretation or application thereof, or (ii) establishment or increase in capital reserves.

“Individual Loan” means a loan made by the Lender pursuant to a Drawdown Application.

“Individual Loan Money” means the money lent (or to be lent) by the Lender to the Borrower as an Individual Loan, and the “Individual Loan Amount” means the amount of the Individual Loan Money.

“Laws and Ordinances” means the treaties, laws, cabinet orders, ministerial ordinances, rules, announcements, judgments, decisions, arbitral awards, directives, and policies of relevant authorities that apply to this Agreement, the transactions pursuant hereto or the parties hereto.

“Lender Account” means the bank account held with the Lender and notified to the Borrower by the Lender in writing.

“Loan” means the aggregate of the Individual Loans made pursuant to the Drawdown Applications.

“Loan Term” means the period commencing on the Drawdown Date (inclusive) and ending on the Maturity Date (inclusive).

“Maturity Date” means the Due Date of the principal in relation to any Loan.

“Outstanding Individual Loan Money” means the principal, the interest, default interest, Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement with respect to the Loan, and the “Outstanding Individual Loan Amount” means the amount of such Outstanding Individual Loan Money.

“Refinanced Loan” means an Individual Loan that has already been made and the Due Date of which shall be the Desired Drawdown Date of a Refinancing Loan.

“Refinancing Loan” means an Individual Loan, the Desired Drawdown Date of which shall be the Due Date of an Individual Loan already made.

“Reports” means reports such as annual securities reports, semiannual reports, quarterly reports, extraordinary reports, revision reports, and group reports and accounts.

“Spread” means 0.50% per annum.

“Subsidiary” and “Affiliate” shall be as defined under Article 8 of the Regulation concerning Terminology, Forms and Method of Preparation of Financial Statements, etc.

“Taxes and Public Charges” means all public taxes or public charges including income taxes, corporate taxes and other taxes, which are applicable in Japan.

“Term” means the period commencing on the Effective Date (inclusive) and ending on the day (inclusive) that this Agreement terminates due to the occurrence of any of the events set forth in Section 21.

“Unused Available Amount” means the amount calculated as the Available Amount less the total principal amount of the Loan outstanding.

“Yen” or “¥” means the lawful currency of Japan.

1.2 Interpretation. Except as otherwise expressly provided herein: (a) any reference to Section, Schedule or Exhibit is a reference to a section hereof, or a schedule or an exhibit hereto, respectively; (b) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific Section, subsection or clause in which the respective word appears; (c) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (d) the words “including,” “includes” and “include” shall be deemed to be followed by the words

“without limitation;” (e) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto; (f) references to any Law and Ordinance are to be construed as including all Laws and Ordinances consolidating, amending, supplementing, interpreting, or replacing the Law and Ordinance referred to; and (g) Section headings and captions are for convenience of reference only and shall not affect the construction of this Agreement.

2.	RIGHTS AND OBLIGATIONS OF LENDER

The Lender may, upon request from the Borrower, in the Lender’s sole and absolute discretion upon the terms herein, make one or more Individual Loans to the Borrower from time to time during the period from the date of this Agreement up to and the Expiration Date.

3.	USE OF PROCEEDS

The Borrower shall use the money raised by the Loan for working capital purposes.

4.	CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT

This Agreement (other than the provisions of this Section 4 and Sections 1, 21 and 22, which shall be effective at the time this Agreement is executed and delivered by the Borrower and the Lender) shall take effect at such time as the Borrower shall have submitted all of the following documents to the Lender, and the Lender is satisfied with the details thereof:

4.1 the certificate of seal registration of the representative of the Borrower who signs and affixes his seal to this Agreement;

4.2 a certified copy of the certificate of corporate registration; and

4.3 provision of the seal or signature in the form designated by the Lender.

5.	APPLICATION FOR DRAWDOWN

5.1 Timing. If the Borrower desires to drawdown an Individual Loan pursuant to this Agreement, the Borrower shall indicate to the Lender its intention to apply for a drawdown by submitting the Drawdown Application to the Lender by 11:00 A.M. of the second Business Day prior to the Desired Drawdown Date.

5.2 Minimum Amount. The amount of the Individual Loan to be specified in the Drawdown Application shall be no less than ¥50,000,000 and in increments of ¥50,000,000 (or if the Unused Available Amount is less than such amount, then the Unused Available Amount), and at the same time, the Individual Loan Amount calculated from the total amount of that Loan shall be an amount that does not exceed the Unused Available Amount as of the Desired Drawdown Date specified in the Drawdown Application; provided, however, that, if an Individual Loan is outstanding whose Due Date arrives by the Desired Drawdown Date, the Unused Available Amount shall be calculated on the assumption that the Borrower’s repayment obligation in relation to that Individual Loan will be performed in full

5.3 Base Loan Term. The Base Loan Term to be specified in the Drawdown Application shall be a period of one (1), two (2) or three (3) month(s) (or such other shorter period as may be agreed by the Lender); provided, however, that only during the period commencing on the day (inclusive) following the day one month before the Expiration Date and ending on the Expiration Date (inclusive), the Base Loan Term may be a period less than one month, with the Expiration Date set as the Due Date of the applicable Individual Loan. Further, the Due Date shall correspond to the day after the Base Loan Term (provided that the initial date to be calculated into the Base Loan Term shall be the Desired Drawdown Date), and if such corresponding day falls on a day other than a Business Day, the following Business Day shall be the Due Date. If such following Business Day occurs in the next month, the immediately preceding Business Day shall be the Due Date. If the Desired Drawdown Date is the last Business Day of the month, or if the corresponding day of the Desired Drawdown Date does not exist in the last month of the Base Loan Term, the Due Date shall be the last Business Day of that month. The Borrower may not designate a Base Loan Term beyond the Expiration Date.

5.4 Effectiveness of Application. The indication of intention to apply for a drawdown pursuant to Section 5.1 shall be effective upon the Lender’s receiving the Drawdown Application. After the Lender receives the Drawdown Application, the Borrower may not, for any reason, cancel or change the application for a drawdown under Section 5.1.

5.5 Refinancing Loan. If the Drawdown Application that the Lender receives in accordance with the procedures provided for under this Section 5 is related to an application for a Refinancing Loan, the Lender shall promptly make the offset set forth in Section 6.2.

6.	MAKING OF LOANS

6.1 Remittance. If the Lender receives a Drawdown Application in accordance with Section 5 and does not give notice pursuant to Section 7.1, the Lender shall remit the Individual Loan Amount to the Borrower Account on the Desired Drawdown Date. The Individual Loan shall be deemed to have been made by that Lender as of the time of the remittance to the Borrower Account.

6.2 Refinancing. Notwithstanding the provisions of Section 6.1, if (i) the Lender receives a Drawdown Application in accordance with Section 5 for an Individual Loan that will be a Refinancing Loan and (ii) the Lender does not give a notice pursuant to Section 7.1, then the Lender shall offset (1) the principal amount of the Outstanding Individual Loan Money of the Refinanced Loan as of the Desired Drawdown Date, and (2) the Individual Loan Amount of the Refinancing Loan, and according to the results thereof, the drawdown of such Individual Loan shall be treated as follows:

(a) if the Individual Loan Amount of the Refinancing Loan exceeds the amount equivalent to the principal and accrued interests of the Outstanding Individual Loan Money of the Refinanced Loan, the Lender shall remit the full amount of the difference between the Individual Loan Amount of the Refinancing Loan and the amount equivalent to the principal and accrued interests of the Outstanding Individual Loan Money of the Refinanced Loan to the Borrower Account on the Desired Drawdown Date, and the Individual Loan of the Refinancing Loan shall be deemed to have been made in the full Individual Loan Amount, as of the actual time of such remittance.

(b) if the Individual Loan Amount of the Refinancing Loan is less than or equal to the amount equivalent to the principal and accrued interests of the Outstanding Individual Loan Money of the Refinanced Loan, the Borrower shall remit the full amount of the difference between the Individual Loan Amount of the Refinancing Loan and the amount equivalent to the principal and accrued interests of the Outstanding Individual Loan Money of the Refinanced Loan to the Lender on the Desired Drawdown Date, and the Individual Loan of the Refinancing Loan shall be deemed to have been made in the full Individual Loan Amount, as of the actual time of such remittance.

6.3 Receipt. When the Loan is made pursuant to Section 6.1 or 6.2, the Borrower shall send to the Lender a written receipt describing the amount of the Loan and the specifics of the Individual Loan.

7. REFUSAL TO MAKE LOANS

7.1 Lender’s Decision and Notice. The Lender shall have a right to refuse to make the Individual Loan (including the Refinancing Loan) for any reason in its sole and absolute discretion during the Term of this Agreement. In the event that the Lender decides not to make the Individual Loan, the Lender shall notify the Borrower of the decision with the reason affixed thereto by 11:00 A.M on the first Business Day prior to the Desired Drawdown Date.

7.2 Refinancing Loan Not Made. If the Individual Loan that the Lender decided not to make pursuant to Section 7.1 was to be a Refinancing Loan, the Borrower shall pay in accordance with the provision of Section 14 the amount equivalent to the principal of the applicable Refinanced Loan owed to the Lender.

7.3 Borrower’s Liability. The Borrower shall be responsible for any damages, losses or expenses incurred by the Lender as a result of the failure to make the Individual Loan by the Lender.

8. INCREASED COSTS

8.1 Lender’s Notice of Request. In the event the Lender experiences Increased Costs, the Lender may, by giving the Borrower notice in writing at least five (5) Business Days prior to the next succeeding Loan Term of any Individual Loan, request the Borrower to elect either to bear such Increased Costs in any succeeding Loan Term or to terminate this Agreement. The Borrower shall respond to such request by giving written notice to the Lender. If a Drawdown Application pursuant to Section 5 is made within the period from the day (inclusive) such notice of request reaches the Borrower and ending on the day (inclusive) the response notice reaches the Lender, the Lender shall deem such Drawdown Application as a response by the Borrower that it elects to bear the Increased Costs, and the Borrower consents without objection to the same. Notwithstanding anything to the contrary herein, in no event shall any Increased Costs be applicable to any Individual Loan during the then applicable Loan Term, but shall only apply to any succeeding Loan Term.

8.2 Payment. If the Borrower elects to bear the Increased Costs in response to the Lender’s request under Section 8.1, the Borrower shall pay, in accordance with the provision of Section 14, the Lender the amount of such costs.

8.3 Termination. If the Borrower elects to terminate this Agreement in response to the request under Section 8.1, the Borrower shall notify the Lender in writing at least two (2) Business Days prior to the date the Borrower desires this Agreement to be terminated (the “Desired Termination Date”), of (a) the desire to terminate this Agreement, and (b) the Desired Termination Date.

8.4 Notice of Break Funding Costs. If there remains an Individual Loan with a Due Date that falls after the Desired Termination Date, the Lender shall notify the Borrower of the Break Funding Cost associated therewith no later than one (1) Business Day prior to the Desired Termination Date.

8.5 Effect of Termination Notice. In the event that notice under Section 8.3 is given, and thereupon this Agreement shall terminate. In such case, the Borrower shall pay to the Lender on the Desired Termination Date, in accordance with the provision of Section 14, all obligations it owes to the Lender pursuant to this Agreement. Until the Borrower completes the performance of all obligations it owes to the Lender under this Agreement, the relevant provisions of this Agreement regarding the performance of such obligations shall remain in full force and effect.

9. REPAYMENT OF PRINCIPAL

The Borrower shall pay the principal of each Individual Loan in a lump sum on its Due Date in accordance with the provision of Section 14.

10. INTEREST

10.1 Calculation and Payment. Interest shall be payable in arrears. The Borrower shall pay interest on each Individual Loan to the Lender on the Due Date, in accordance with the provision of Section 14, in an amount equal to the principal amount of such Individual Loan of the Lender, multiplied by (i) the Applicable Interest Rate and (ii) the actual number of days of the Loan Term, and then divided by 365.

10.2 Method. The calculation method for interest under Section 10.1 shall be on a per diem basis, inclusive of first day and exclusive of last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one Yen shall be rounded down.

11. PREPAYMENT

11.1 General Rule. The Borrower may not prepay all or any part of the principal of the Loan before its Due Date (a “Prepayment”); provided, however, that this shall not apply if (a) the Prepayment is made pursuant to Section 8 or Section 21, or (b) if the Borrower, in accordance with the procedures set forth below, obtains the prior written approval of the Lender.

11.2 Prepayment Request. If the Borrower desires to make a Prepayment, the Borrower shall give a written notice to the Lender no later than five (5) Business Days prior to the date the Borrower desires to make such Prepayment (the “Desired Prepayment Date”), stating (a) the Drawdown Date, the Due Date and the principal amount of the Loan the Borrower desires to prepay, (b) the principal amount the Borrower desires to prepay, (c) that the Borrower will pay in full on the Desired Prepayment Date, the interest (the “Accrued Interest”) on the principal amount desired to be prepaid that has accrued by the Desired Prepayment Date (exclusive), and (d) the Desired Prepayment Date.

11.3 Break Funding and Payment. If the Prepayment is approved by the Lender, the Lender shall notify the Borrower of the Break Funding Cost no later than two (2) Business Days prior to the Desired Prepayment Date. The Borrower shall pay, in accordance with Section 14, the total of the principal, the Accrued Interest and the Break Funding Cost in respect of the Loan to be prepaid on the Desired Prepayment Date.

12. DEFAULT INTEREST

12.1 Calculation and Payment. If the Borrower defaults in the performance of its payment obligations under this Agreement owing to the Lender, the Borrower shall, immediately upon the Lender’s request and in accordance with Section 14, for the period commencing on the Due Date (inclusive) of such defaulted obligation (the “Defaulted Obligations”) and ending on the day (exclusive) the Borrower performs all Defaulted Obligations, pay default interest calculated by multiplying the amount of the Defaulted Obligations by the actual number of days such Defaulted Obligations are outstanding and the higher of either (to the extent not in violation of Laws and Ordinances) (i) the rate obtained by adding the rate of 2% per annum to the reasonable cost (calculated at the interest rate that the creditor reasonably decides upon) incurred by the creditor of the Defaulted Obligations for raising the amount in default, or (ii) the rate of 14% per annum, in each case then divided by 365.

12.2 Method. The calculation method for default interest under Section 12.1 shall be on a per diem basis, inclusive of first day and exclusive of last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one Yen shall be rounded down.

13. EXPENSES: TAXES AND PUBLIC CHARGES

13.1 Lender’s Expenses. All expenses (including reasonable attorney’s fees) incurred in connection with the preparation and any revision or amendment of this Agreement, and all expenses (including reasonable attorney’s fees) incurred in relation to the maintenance and enforcement of the rights or the performance of the obligations by the Lender pursuant to this Agreement shall be borne by the Borrower to the extent that it is not in violation of Laws and Ordinances. If the Lender has paid these expenses in the place of the Borrower, the Borrower shall, immediately upon the Lender’s request, pay the same in accordance with the provision of Section 14.

13.2 Stamp Taxes. The stamp duties and any other similar Taxes and Public Charges incurred in relation to the preparation, amendment or enforcement of this Agreement and any documents related hereto shall be borne by the Borrower. If the Lender has paid these Taxes and Public Charges in the place of the Borrower, the Borrower shall, immediately upon the Lender’s request, pay the same in accordance with the provision of Section 14.

14. PERFORMANCE OF BORROWER’S OBLIGATIONS

14.1 Time and Place for Payments. In order to pay or repay the obligations under this Agreement, the Borrower shall transfer the relevant amount to the Lender Account (i) by the Due Time, for those obligations the Due Date of which is provided for herein, or (ii) immediately upon the Lender’s request, for those obligations the Due Date of which is not provided for herein; provided, however, that if a Refinancing Loan is made in accordance with Section 6.2(a) pursuant to the application under Section 5.5, the Due Time for the principal of the Outstanding Individual Loan Money in relation to the Refinanced Loan shall be postponed to the time that the Refinancing Loan is deemed to have been made pursuant to

Section 6.2(a), and the payment obligation for the principal of the Refinanced Loan shall be deemed to have been performed upon the time that such Refinancing Loan is made pursuant to Section 6.2(a).

14.2 Application of Payments. The Borrower’s payments pursuant to this Section 14 shall be applied in the order set forth below. If a Refinancing Loan is made pursuant to an application under Section 5.5, the proviso of Section 14.1 shall preferentially apply with respect to the obligation for the principal of the Individual Loan in relation to the Refinanced Loan:

(a) those expenses to be borne by the Borrower under this Agreement, which the Lender has incurred in the place of the Borrower;

(b) any default interest and the Break Funding Cost;

(c) the interest on the Loan; and

(d) the principal of the Loan.

14.3 Insufficient Amounts. If the amount to be applied under Section 14.2 falls short of the amount outlined in any of the items thereunder, with respect to the first item not fully covered (the “Item Not Fully Covered”), the remaining amount, after the application to the item of the next highest order of priority, shall be applied after the proration in proportion to the amount of the individual payment obligations owed by the Borrower regarding the Item Not Fully Covered, which have become due and payable.

14.4 Taxes. Unless otherwise required by Laws and Ordinances, the Borrower shall not deduct Taxes and Public Charges from the amount of obligations to be paid pursuant to this Agreement. If it is necessary to deduct Taxes and Public Charges from the amount payable by the Borrower, the Borrower shall additionally pay the amount necessary in order for the Lender to be able to receive the amount that it would receive if no Taxes and Public Charges were imposed. In such cases, the Borrower shall, within thirty (30) days from the date of payment, directly send to the Lender the certificate of tax payment in relation to withholding taxes issued by the tax authorities or other competent governmental authorities in Japan.

15. BORROWER’S REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that each of the following matters is true and correct as of the execution date of this Agreement and at the time of the drawdown of each Individual Loan:

15.1 Existence. The Borrower is a stock company duly incorporated and validly existing under the laws of Japan.

15.2 Authorization. The execution and performance of this Agreement by the Borrower are within the corporate purposes of the Borrower and the Borrower has duly completed all procedures necessary therefor under the Laws and Ordinances, and under its articles of incorporation and other organizational documents, except where any failure to complete any such procedures would not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

15.3 No Violation or Breach. The execution and performance of this Agreement by the Borrower do not result in (a) any violation of Laws and Ordinances which are applicable to the Borrower, (b) any breach of its articles of incorporation and other organizational documents, and (c) any breach of a third-party contract to which the Borrower is a party or which binds the Borrower or the assets of the Borrower that, in the case of clause (a) or (c) would reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

15.4 Execution. The person who signed or attached his/her name and seal to this Agreement is authorised to sign or attach his/her name and seal to this Agreement as the representative of the Borrower by all procedures necessary pursuant to the Laws and Ordinances, and the articles of incorporation or other organizational documents of the Borrower.

15.5 Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Borrower, and is enforceable against the Borrower in accordance with its terms.

15.6 Reports. All Reports prepared by the Borrower are accurately and duly prepared in accordance with the accounting standards which is generally accepted as fair and appropriate in Japan.

15.7 No Material Change. After the last day of the fiscal year ended on December 31, 2004, no material change, which will cause a deterioration of the business, assets, or financial condition of the Borrower described in the audited fiscal statement of that fiscal year and which could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, has occurred.

15.8 Litigation. No lawsuit, arbitration, administrative procedure, or any other dispute has commenced or is likely to commence with respect to the Borrower that could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

15.9 Default. No default described in the items of Sections 17.1 and 17.2 has occurred and remains in existence.

16. BORROWER’S COVENANTS

16.1 Reporting Requirements. The Borrower covenants to perform, at its expense, the matters described in each of the following items on and after the date of this Agreement, and until this Agreement is terminated and the Borrower completes the performance of all of its obligations under this Agreement to the Lender.

(a) If any default described in Section 17.1 or 17.2 has occurred, the Borrower shall immediately notify the Lender thereof.

(b) If the Borrower prepares Reports, the Borrower shall, upon submitting the same to the head of the competent Financial Bureau, submit a copy of such Reports to the Lender within two (2) months of the end of each period.

(c) Upon a reasonable request made by the Lender, the Borrower shall immediately notify the Lender of the conditions of the assets, management, or businesses of the Borrower and its Subsidiaries, and shall provide the necessary assistance to facilitate the investigations thereof. Notwithstanding the above, the Borrower shall notify the Lender in writing, within four (4) Business Days of the fifteenth (15th) day and the last day of every month, of the amount of the account receivable and the loan outstanding of the Borrower as of the fifteenth (15th) day and the last day of every month.

(d) If any material adverse change has occurred, or is likely to occur with the passage of time, to the conditions of the assets, management, or businesses of the Borrower and its Subsidiaries (taken together), or if any lawsuit, arbitration, administrative procedure, or any other dispute, which will materially affect, or is likely to materially affect, the performance of the obligations of the Borrower under this Agreement, has commenced, or is likely to commence, the Borrower shall immediately notify the Lender thereof.

(e) If any of the representations set forth in Section 15 is found to be untrue as of the date when made or deemed to be made, the Borrower shall immediately notify thereof to Lender.

16.2 Negative Pledge. The Borrower shall not offer any security to secure its obligations or any third party’s obligations (other than those under this Agreement) on and after the date of this Agreement, and until this Agreement is terminated and the Borrower completes the performance of all of its obligations under this Agreement to the Lender, unless the Lender gives prior written consent thereto; provided, however, that this provision shall not apply in the cases described in paragraphs (a), (b) and (c) below of this Section 16.2 if the Borrower gives prior written notice to the Lender of such offering of security. For the purpose of this Section 16, the offer of security shall mean the creation of security interests on any assets of the Borrower, the pre-engagement of the creation of security interests on any assets of the Borrower, or the promise not to offer the assets of the Borrower as security for the obligations other than specific obligations, and does not include any security interests that arise pursuant to Laws and Ordinances, such as a possessory lien or other non-consensual lien.

(a) The cases where the Borrower offers any security for borrowings from Japan Bank for International Cooperation, Development Bank of Japan, or Government Pension Investment Fund, and such offer of security is required by applicable Laws and Ordinances.

(b) The cases where the Borrower offers, regarding loans taken for the purpose of acquiring assets, such assets as security.

(c) The cases where the Borrower newly acquires assets on which security interests have already been established.

16.3 Additional Covenants. From and after the date of this Agreement, and until this Agreement is terminated and the Borrower completes the performance of all of its obligations under this Agreement, the Borrower covenants to be in compliance with matters described in the items below:

(a) The Borrower will maintain licenses and other similar permits that are necessary to conduct the Borrower’s main business, and continue to carry out the business in compliance with all Laws and Ordinances except to the extent that the same would not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

(b) The Borrower will not change its main business.

(c) The Borrower will not, unless otherwise specified in the Laws and Ordinances, subordinate the payment of any of its debts under this Agreement to the payment of any unsecured debts (including any secured debts that will not be fully collected after the foreclosure sale of the security), or at least will treat them equally.

(d) Except with consent of the Lender, the Borrower will not enter into any merger, company partition, exchange or transfer of shares, assign (including an assignment for a sale and leaseback transaction) all or a part of its business or assets to a third party, or succeed to all or a part of the material business or assets of a third party.

16.4 Notice of Attachment. If the Borrower receives any service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) with respect to the loan claims in relation to each Individual Loan, the Borrower shall immediately provide notice thereof to the Lender in writing, together with a photocopy of such order.

17.	EVENTS OF DEFAULTS; ACCELERATION

17.1 Automatic Event of Default. If any of the events described in the items below in this Section 17.1 has occurred with respect to the Borrower, all of the Borrower’s debts under this Agreement payable to the Lender shall automatically become due and payable without any notice or demand by the Lender, and the Borrower shall immediately pay the principal of the Loan and the interest and Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement in accordance with the provisions of Section 14:

(a) If any payment by the Borrower has been suspended, or if a petition (including similar petition filed outside Japan) of specific conciliation (tokutei-chotei), bankruptcy (hasan), commencement of civil rehabilitation procedures (minjisaiseitetuzuki-kaishi), commencement of corporate reorganization procedures (kaishakoseitetuzuki-kaishi), commencement of corporate rearrangement (kaishaseiri-kaishi), commencement of special liquidation (tokubetuseisan-kaishi), or commencement of any other similar legal procedures against the Borrower;

(b) If the resolution for dissolution is adopted or the Borrower receives order of dissolution;

(c) If the Borrower abolishes its business;

(d) If transactions of the Borrower have been suspended by a clearinghouse; or

(e) If any order or notice of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) (including any such procedure taken outside Japan) has been sent out, or any adjudication that orders an enforcement of preservative attachment (hozen-sashiosae) or attachment (sashiosae) has been rendered, with respect to the deposit receivables or other receivables held by the Borrower against the Lender. In this case, the Lender shall immediately notify the Borrower of the occurrence of any such matters

17.2 Event of Default Upon Notice. If any of the events described in the items below has occurred with respect to the Borrower, all of the Borrower’s debts under this Agreement payable to the Lender shall become due and payable upon notice to the Borrower from the Lender, and the Borrower shall immediately pay the principal of the Loan and the interest and Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement in accordance with the provisions of Section 14:

(a) If the Borrower has defaulted in performing when due its payment obligations under this Agreement in whole or in part;

(b) If any representations and warranties set forth in Section 15 has been found to be untrue in any material respects on the date made or deemed to be made;

(c) Except for the cases described in the preceding two items, if the Borrower breached any of its obligations under this Agreement, and such breach has not been remedied for 14 or more Business Days after notice of such breach from the Lender to the Borrower;

(d) If any order or notice of attachment (sashiosae), provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or provisional disposition (kari-shobun) (including similar procedure taken outside Japan) has been sent out or auction procedures (keibaitetuzukl) have been commenced with respect to anything that is the subject of security offered by the Borrower;

(e) If any of the Borrower’s debts other than those under this Agreement, in aggregate amount exceeding ¥10,000,000, has become due and payable;

(f) If any of the Borrower’s guaranty obligations for the benefit of a third party, in aggregate amount exceeding ¥10,000,000, has become due and payable, and the Borrower is unable to perform such obligations; or

(g) If the Borrower has suspended its business or received dispositions such as suspension of business or others from the competent government authority.

(h) Except for the cases described in each preceding item, if a reasonable and probable cause that necessitates preservation of the Lender’s rights hereunder has occurred.

17.3 Delay in Notice. If the notice dispatched pursuant to Section 17.2 has been delayed or has not been delivered to the Borrower due to fault of the Borrower, all of the Borrower’s debts under this Agreement shall become due and payable by the time such request or notice should have been delivered (or 14 days thereafter if remaining unremedied in the case of Section 17.2(c)), and the Borrower shall immediately pay the principal of the Loan and the interest and Break Funding Costs and any other payment obligations that the Borrower owes pursuant to this Agreement, in accordance with the provisions of Section 14.

18.	SET-OFF

18.1 Lender’s Right of Set-Off. When the Borrower is required to perform its obligations to the Lender upon their due date, upon acceleration or otherwise, (a) the Lender may set off the receivables it has against the Borrower under this Agreement against its deposit obligations or other obligations owed to the Borrower whether or not such obligations are due and payable, and (b) the Lender may also omit giving prior notice and following established procedures, may take the deposited amount on behalf of the Borrower, and apply this amount to the payment of obligations. The interest, Break Funding Cost and default interest and others for the receivables and obligations involved in such a set-off or application to payment shall be calculated up to the time of such calculation, and in such calculation, the interest rate and default interest rate shall be in accordance with each agreement, and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Lender, shall be applied. If the amount to be set-off or applied to payment is not sufficient to extinguish all of the Borrower’s debts, the Lender may apply such set-off amount in the order and method it deems appropriate, and the Borrower shall not object to such application; provided, the Lender shall be obligated to deliver reasonably satisfactory evidence to the Borrower of the amount of such set-off.

18.2 Borrower’s Right. The Borrower may, upon the Due Date of payment of the Loan, and if it is necessary for the Borrower to preserve its deposit receivables or any other receivables that it has against the Lender that became due, set off such receivables against its obligations owed to the Lender under this Agreement. In this case, the Borrower shall give written set-off notice to the Lender and immediately submit to the Lender the receivable certificates for the deposit receivables or other receivables being set-off and the passbook impressed with the seal of the seal impression submitted. The interest and default interest for the receivables and obligations involved in such a set-off shall be calculated up to the day of receipt of such set-off notice, and in such calculation, the interest rate and default interest rate shall be figured in accordance with each agreement, and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Lender, shall be applied. If the Borrower’s receivables to be set-off are not sufficient to extinguish all of its debts, the Borrower may apply such set-off amount in the order and method it deems appropriate; provided, however, that if the Lender objects to such order or method of application designated by Borrower or if the Borrower does not instruct such order or method, any such amounts may be applied in the order and method deemed appropriate by the Lender, and the Borrower shall not object to such application; provided, the Lender shall be obligated to deliver reasonably satisfactory evidence to the Borrower of the amount of such set-off. Notwithstanding the above, if the Borrower effects a set-off with respect to the bills and notes which the Lender has discounted and have not yet become due, the Borrower may do so upon assuming the repurchasing obligations for the face value of the discounted bills and notes; provided, however, that the Borrower may not effect a set-off with regard to the bills and notes which the Lender has discounted and assigned to a third party.

19.	AMENDMENT TO THIS AGREEMENT

This Agreement may not be amended except as agreed in writing by the Borrower and the Lender.

20.	ASSIGNMENT OF THIS AGREEMENT

20.1 No Assignment Without Consent. Neither the Borrower nor the Lender may assign to any third party its status as a party, its rights and obligations under this Agreement, unless the other party gives its prior consent in writing.

21.	TERMINATION OF THIS AGREEMENT; EXTENSION OF THIS AGREEMENT

21.1 Termination Events. If any of the events described in the items below in this Section 21.1 occurs, this Agreement shall automatically be terminated with respect to the relationship between the Lender and the Borrower. In this case, the Borrower shall immediately pay the principal of the Loan and the interest and Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement in accordance with the provisions of Section 14. Until the Borrower completely pays the principal of the Loan and the interest and Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement, the relevant Sections of this Agreement shall survive in full force and effect, to the extent related to such payment of the principal of the Loan and the interest and Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement .

(a) If the date that falls 60 days following written notice by the Lender to the Borrower that the Lender has elected to terminate this Agreement has come ;

(b) If the debts of the Borrower become due and payable pursuant to Section 17; or

(c) If the Borrower gives five (5) Business Days’ prior notice in writing to the Lender to terminate this Agreement.

21.2 Lender’s Performance Becomes Illegal. If the execution and performance of this Agreement become contrary to any Laws and Ordinances binding upon the Lender, the Lender shall consult with the Borrower and take measures to cope with the situation. In this case, the Borrower may not refuse the termination of this Agreement with respect to the Lender without reasonable cause.

21.3 Extension of this Agreement. The Expiration Date may be extended by one (1) year by the Lender’s one (1) month prior written notice to the Borrower before the Expiration Date then prevailing.

22.	GENERAL PROVISIONS

(a) Confidentiality Obligations. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and their respective directors, officers, employees, agents and representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (f) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

22.2 Risk Bearing; Exemption, Compensation, and Indemnification.

(a) If any documents furnished by the Borrower to the Lender have been lost, destroyed, or damaged for any unavoidable reasons such as incidents or natural disasters, the Borrower shall, upon consultation with the Lender, perform its obligations under this Agreement based on the records, such as books and vouchers, of the Lender. The Borrower shall, upon request of the Lender forthwith prepare substitute documents and furnish them to the Lender.

(b) The Borrower shall bear any damages, loss and expenses arising with respect to the Lender as a result of the Borrower’s breach of this Agreement.

22.3 Severability. Should any provision which constitutes a part of this Agreement be held null, illegal, or unenforceable, the validity, legality and enforceability of all other provisions shall in no way be prejudiced or affected.

22.4 Exceptions to the Application of the Bank Transactions Agreement. The Agreement on Bank Transactions and the Agreement on Financial Transactions separately submitted by the Borrower or made and entered into by and between the Borrower and the Lender shall not apply to this Agreement and the transactions contemplated in this Agreement.

22.5 Notices.

(a) Any notice under this Agreement shall be made in writing expressly stating that it is made for the purpose of this Agreement, and given by any of the methods described in (i) to (ii) below to the address of the receiving party described at the end of this Agreement.

(i) Personal delivery;

(ii) Registered mail or courier service;

(iii) Transmission by facsimile (in this case, the original copy of notice must be delivered later to the recipient by either of the methods described in (i) and (ii) above); or

(b) The notice pursuant to the preceding item shall be deemed to have been delivered at the time, in the case of transmission by facsimile, when receipt of facsimile is confirmed, and in the case of any other methods, when actually received.

22.6 Changes in Notified Matters.

(a) In the case of changes in the matters of which the Borrower notified to the Lender, such as the trade name, representative, agent, signature, seal, or address, the Borrower shall immediately notify the Lender of such changes in writing. In the case of any such change to the Lender, the Lender shall immediately notify the Borrower of such changes in writing.

(b) If notice given under this Agreement is delayed or not delivered as a result of the failure to notify as described in the preceding item, such notice shall be deemed to have arrived at the time when it should have normally arrived.

22.7 Calculation. Unless otherwise expressly provided for with respect to any calculation under this Agreement, all calculation shall be inclusive of first day and exclusive of last day, on a per diem basis assuming that there are 365 days per year, wherein the division shall be done at the end of the calculation, and fractions less than one Yen shall be rounded down.

22.8 Governing Law and Jurisdiction. This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have the non-exclusive jurisdiction over any disputes arising in connection with this Agreement

22.9 Language. This Agreement shall be prepared in the English language.

22.10 Consultation. Any matters not provided for in this Agreement, or in the case of any doubt among the parties with respect to the interpretation, the Borrower and the Lender shall consult each other and shall determine the response therefor.

IN WITNESS WHEREOF, the representatives or their agent of the Borrower and the Lender have caused this Agreement to be signed and sealed as of the date first written above.

Agreed and accepted

As of the date first above written:

Borrower

[Corporate Seal]